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                                                                    Exhibit 99.1

              PENWEST REPORTS THIRD QUARTER 2002 FINANCIAL RESULTS

     PATTERSON, NY, NOVEMBER 13TH, 2002 -- Penwest Pharmaceuticals Co. (NASDAQ:
PPCO) today announced results for the third quarter and the nine-month period ended September 30, 2002.

     Total revenues for the third quarter were $11.0 million, compared to total revenues of $9.8 million for the comparable quarter in 2001. The Company reported a net loss of $4.5 million, or $0.29 loss per share, for the third quarter of 2002 versus a net loss of $4.1 million, or $0.28 loss per share, for the comparable quarter in 2001.

     Revenues for the third quarter increased primarily due to the continued strength of ProSolv sales in both North America and Europe, as well as a continued increase in sales of the Company's other excipient products in Europe. Gross profit for the third quarter of 2002 was $4.6 million, or 41.7% of total revenues, compared to gross profit for the third quarter of 2001 of $3.6 million, or 37.1% of total revenues. The increase was primarily attributable to increased excipient sales as noted above, as well as higher royalties from Mylan Pharmaceuticals based on sales of 30 mg generic Procardia XL(R).

     Research and development investment during the third quarter of 2002 was similar to the third quarter of 2001 at $4.5 million. The expenditures in R&D primarily relate to the development of oxymorphone ER, which the Company is jointly developing with Endo Pharmaceuticals, as well as formulation work on several new product candidates in the development pipeline.

     Selling, general and administrative expenses were approximately $4.5 million for the third quarter of 2002, compared to $3.3 million for the third quarter of 2001. This increase is attributable to increases in the cost of business insurance, legal and professional fees, market research and other marketing costs relating to drug delivery product opportunities, as well as increased salaries for additional people hired for the drug delivery business and Penwest's share of ongoing marketing costs being incurred by Endo Pharmaceuticals related to oxymorphone ER.

     Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, "We are very pleased with our performance over the quarter. We are also excited with the recently announced sale of our excipient business to Rettenmaier. We will now be able to devote the Company's full energies and resources toward building our drug development pipeline through in-house drug development and third-party collaborations. Our ongoing investments in R&D demonstrate our commitment to establishing Penwest as an innovative technology leader in oral drug delivery products through the pursuit of new product opportunities. We are also excited about the marketing efforts being done by Endo on the jointly developed pain product oxymorphone ER, as they prepare its submission to the FDA and ultimately its market launch."

     For the nine months ended September 30, 2002, Penwest reported total revenues of $31.6 million and a net loss of $14.1 million, or a $0.91 loss per share. In the comparable nine-month period of 2001, the Company reported total revenues of $30.3 million and a net loss of $9.4 million,

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or a $0.70 loss per share. The increase in the loss is primarily attributable to an increased R&D spend. Gross profit was $12.4 million, or 39.1% of total revenues for the nine months ended September 30, 2002, compared to $11.7 million, or 38.7% of total revenues for the comparable period in 2001.

     As previously announced on November 3rd, Penwest has signed a definitive agreement to sell its excipient business to Josef Rettenmaier Holding GmbH & Co. KG for a total of $41.75 million, subject to a working capital adjustment. The transaction is subject to Penwest shareholder approval, as well as customary conditions and is expected to close in the first quarter of 2003.

     Tod Hamachek and Jennifer Good will be holding a conference call today at 11:00 am EST to discuss this earnings release. The dial in number for this call is Domestic: (800) 553-0329, International: (612) 332-0802. The call is titled "Penwest Earnings Release". A replay of the call will be available from November 13th at 6:00 pm until November 20th at 11:59 pm. The replay number is Domestic:
(800) 475-6701, International: (320) 365-3844, with access code: 659774.

PENWEST PHARMACEUTICALS

     Penwest is a drug delivery company utilizing proprietary technologies to develop drugs internally and with third party collaborators. Penwest's pharmaceutical portfolio includes four marketed products utilizing its proprietary controlled release drug delivery technology, TIMERx(R), which were developed with collaborators such as Mylan Pharmaceuticals, Sanofi, Merck S.A. and Leiras and which have been approved in various countries. In addition, the Company has several products in its pipeline that are in various stages of development, including the pain product oxymorphone ER, which the Company is jointly developing with Endo Pharmaceuticals.

     The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest's actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," "potential," and similar expressions are intended to identify forward-looking statements. Such risks and uncertainties include the risk that the sale of the excipients business to Rettenmaier is not completed and the need, if the transaction is not completed, for the Company to raise capital in order to fund increasing R&D spending and the risk that Penwest will not be able to raise such funds or will only be able to raise such funds on unfavorable terms; dependence on collaborators to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; the ability to enter into additional collaborations; uncertainty of success of collaborations; the risk of patent litigation; regulatory risks relating to TIMERx(R) drugs in development; the timing of clinical trials; actual and potential competition; the timing and outcome of regulatory approval of products and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 14, 2002, which risk factors are

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incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

Contact:       Jennifer Good                      Colin Wheeler/Jim Fingeroth
               Senior Vice President and          Kekst and Company
               Chief Financial Officer            212-521-4800
               845-878-8381
               800-431-2457
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                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                QUARTER ENDED              NINE MONTHS ENDED
                                                SEPTEMBER 30                 SEPTEMBER 30
                                          -----------------------       -----------------------
                                            2002           2001           2002           2001
                                          --------       --------       --------       --------
Revenues
  Product sales                           $  9,431       $  8,574       $ 27,549       $ 26,188
  Royalties & licensing fees                 1,618          1,227          4,074          4,067
                                          --------       --------       --------       --------
   Total revenues                           11,049          9,801         31,623         30,255

Cost of product sales                        6,445          6,168         19,269         18,548
                                          --------       --------       --------       --------
   Gross profit                              4,604          3,633         12,354         11,707

Selling, general and administrative          4,483          3,312         11,632         10,049
Research and product development             4,489          4,518         14,618         10,801
                                          --------       --------       --------       --------
   Loss from operations                     (4,368)        (4,197)       (13,869)        (9,143)

Investment income                               72            230            314            290
Interest expense                                61             72            181            224
Income tax expense                             119             86            349            337
                                          --------       --------       --------       --------
   Net loss                               $ (4,476)      $ (4,125)      $(14,112)      $ (9,414)
                                          ========       ========       ========       ========

Basic and diluted net loss per share      $  (0.29)      $  (0.28)      $  (0.91)      $  (0.70)
                                          ========       ========       ========       ========
Weighted average shares of common
   stock outstanding                        15,488         14,949         15,451         13,451
                                          ========       ========       ========       ========

OTHER INFORMATION

                                       SEPTEMBER 30, 2002    DECEMBER 31, 2001

Cash and short-term investments              $10,166              $22,512